Exhibit 10.4

STOCKHOLDERS AGREEMENT

among

ALLY FINANCIAL INC.,

FIM Holdings LLC,

and

UNITED STATES DEPARTMENT OF THE TREASURY

Dated as of August 19, 2013

This STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of August 19, 2013 between Ally Financial Inc., a Delaware corporation (the “Company”), FIM Holdings LLC, a Delaware limited liability company (“FIM”) and the United States Department of the Treasury (“Treasury”).

WHEREAS, the Company, FIM and Treasury wish to enter into this Agreement with respect to certain matters relating to the composition of the board of directors of the Company (the “Board”) and the other matters addressed herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Certain Defined Terms. As used in this Agreement, the following terms have the following meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person, excluding any employee benefit plan or related trust.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the Board of Directors or a similar governing body of the first Person, or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

“Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Independent Directors” means a director who the Board of Directors has affirmatively determined is “independent” with respect to the Company within the meaning of the rules and regulations promulgated by the SEC and the New York Stock Exchange, each as in effect from time to time.

“Person” means any individual or Entity.

“Private Offering” means any sale or sales in a private offering by the Company to one or more investors of an aggregate of not less than $1.0 billion of Common Stock prior to December 31, 2013 pursuant to the various investment agreements, dated the date hereof and attached to the Repurchase and Elimination Agreement as Exhibit C thereto.

“Private Offering Date” means the date on which the Company receives cash proceeds of not less than $1 billion in connection with the Private Offering and consummates the transactions contemplated by the Repurchase and Elimination Agreement.

“Public Offering” means an underwritten sale to the public of the Company’s (or its successor’s) Equity Securities pursuant to an effective registration statement filed with the SEC on Form S-1 and after which the Company’s (or its successor’s) Equity Securities are listed on the New York Stock Exchange, NASDAQ or any other national securities exchange; provided that a Public Offering shall not include any issuance of Equity Securities in any merger or other business combination, and shall not include any registration of the issuance of Equity Securities to existing securityholders or employees of the Company and its Subsidiaries on Form S-4 or Form S-8.

“Repurchase and Elimination Agreement” means the Agreement in Respect of Securities Repurchase and Share Adjustment Provision, dated as of the date hereof, by and between Treasury and the Company.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the voting interests is owned directly or indirectly by such Person.

“Trigger Event” means either (i) Treasury Ownership Percentage is at 35.5% or less or (ii) the consummation of a sale of Common Stock by Treasury to a Twenty Percent Holder which results in Treasury Ownership Percentage at less than 50.0%; provided such sale is not an initial Public Offering.

“Twenty Percent Holder” means any Person (together with its Controlled Affiliates) that purchases 20.0% or more of the then outstanding shares of Common Stock.

ARTICLE II

BOARD COMPOSITION

(a) Effectiveness. This Agreement shall become effective and binding at 5:00 p.m., New York City time on the Private Offering Date (“Effective Time”) and shall have no force and effect prior to such date; provided, however, that if the Private Offering Date does not occur on or prior to November 30, 2013, this Agreement shall be null and void.

(b) Board Composition Following the Private Offering. As of and after the Effective Time:

(i)	The authorized number of directors constituting the Board shall be 11 directors.

(ii)	Each of Treasury and FIM agree to vote in all circumstances all shares of Common Stock that each of Treasury and FIM is entitled to vote in order to effectuate the following:

The Board will be comprised of a total of 11 directors consisting of such number of directors from each category indicated in the rows of the below table as set forth in the applicable column of the below table. For the purposes of this table, “Treasury Ownership Percentage” shall mean at any time the percentage of then outstanding Common Stock held by Treasury; “Treasury Designated Directors” shall mean directors designated by Treasury; “Cerberus Designated Director” shall mean, for so long as FIM and Cerberus Capital Management, L.P. and its Affiliates (collectively, the Cerberus Parties) collectively hold at least 5% of the then outstanding Common Stock of the Company, one director designated by (1) FIM or, if FIM has transferred more than fifty percent of the Common Stock held by FIM as of the date hereof to its members or otherwise liquidated, then (2) Cerberus Capital Management, L.P. or its Affiliates; “Management Designated Director” shall mean the Chief Executive Officer of the Company; “Independent Directors” shall mean Independent Directors, to be designated by a majority vote of the Treasury Designated Directors, the Cerberus Designated Director and the Management Designated Director, which majority must include at least one Treasury Designated Director; provided, however, that in the event a Trigger Event occurs and is continuing, the Independent Directors shall be nominated by the Board and elected by stockholder vote as set forth in the Amended and Restated Bylaws of the Company, as amended from time to time, without regard to any references therein to the Amended and Restated Governance Agreement, dated May 21, 2009, by and among the Company, FIM, GM Finance Co. Holdings LLC and Treasury.

	Treasury Ownership Percentage
	9.9% - 19.9%	20.0% - 35.5%	35.6% - 49.9%	50.0% and greater
Treasury Designated Directors	1	2	4	6
Cerberus Designated Director	1	1	1	1
Management Designated Director	1	1	1	1
Independent Directors	8	7	5	3

(iii)	The Company agrees that it shall, at all times while this Agreement is in effect, nominate the individuals for election to the Board designated in accordance with the provisions of Article 2(b)(ii).

ARTICLE III

MISCELLANEOUS

(a) Removal. Any director designated or appointed pursuant to this Agreement may be removed from the Board by the Person(s) authorized to designate such director pursuant to this Agreement (and only by such Person).

(b) Vacancies. Any vacancy on the Board created by reason of the death, removal or resignation of a director shall be filled by an individual designated by the Person(s) authorized to designate such director for election pursuant to this Agreement; provided that in the event the Cerberus Parties no longer are entitled to designate any directors pursuant to this Agreement, the resulting vacancy shall be filled in the same manner as provided with respect to the designation of an Independent Director; provided further that a vacancy of an Independent Director elected by a vote of the outstanding shares of Common Stock shall be filled on an interim basis by a vote of the majority of the directors then in office, and each director so chosen shall hold office until his or her successor is duly elected and qualified or until such director’s earlier resignation or removal. In the event that the Chief Executive Officer of the Company for any reason ceases to be the Chief Executive Officer of the Company, the parties shall use their commercially reasonable efforts to cause such individual to resign or, in lieu of such resignation, to remove such individual from the Board (and, notwithstanding Article III(a) hereof, in the event such removal is necessary, such removal shall be effected by a vote of the majority of the outstanding Common Stock of the Company). In such event, the parties shall take all actions necessary to appoint the successor Chief Executive Officer or interim Chief Executive Officer as a director upon assuming the responsibilities as Chief Executive Officer or interim Chief Executive Officer.

(c) Chairman. By affirmative vote of a majority of the total number of directors, the Board shall elect from among the Independent Directors elected pursuant to this Agreement a Chairman of the Board. The Chairman shall serve in such capacity until removed by a majority of the total number of directors.

(d) Board Observers. Subject to applicable law and stock exchange regulations, for so long as (i) FIM and its Affiliates shall directly or indirectly hold at least 2.5% of the outstanding Common Stock, the parties hereto agree that FIM and its Affiliates shall be entitled to appoint one non-voting observer to the Board and (ii) Treasury and its Affiliates (other than the Company) shall directly or indirectly hold at least 10.0% of the outstanding Common Stock, the parties hereto agree that Treasury and its Affiliates (other than the Company) shall be entitled to appoint one non-voting observer to the Board. Subject to applicable law and stock exchange regulations, the parties hereto agree that (i) each such non-voting observer shall have the right to attend all meetings of the Board and all committees thereof and (ii) each such non-voting observer shall receive notice of all meetings of the Board and all committees thereof and all written materials and other information (including minutes of meetings) given to directors in connection with such meetings at the same time such materials and information are given to directors; provided that prior to permitting any such non-voting observer access to any such meetings or any such materials or other information, such non-voting observer shall be required to execute a customary confidentiality agreement with respect to the use and treatment of confidential information. Notwithstanding the foregoing, the Company shall be permitted to exclude any such non-voting observer from meetings and from receiving certain information if, based on the advice of counsel, such exclusion is necessary to preserve the attorney-client privilege of the Company, provided that to the extent practicable the Company shall provide such non-voting observer advance written notice of any such exclusion.

(e) Amendment and Waiver. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.

(f) Termination. After the Effective Time, this Agreement will automatically terminate and be of no further force or effect immediately upon the earliest to occur of the following events:

(i) when Treasury ceases to hold at least 9.9% of the Common Stock of the Company;

(ii) with respect to FIM, when the Cerberus Parties collectively cease to own any Common Stock; and

(iii) by written consent of each of the parties hereto.

(g) Entire Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(h) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise), other than an assignment by a party hereto to an Affiliate, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, FIM and Treasury. Except for Affiliates of FIM and Treasury (other than the Company) and assignments permitted pursuant to this Article III(h), no purchaser or recipient of shares of Common Stock from FIM or Treasury shall have any rights under this Agreement.

(i) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(j) Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative. Each party hereto has entered into this Agreement and the transactions contemplated hereunder on its own volition. Each such party, on behalf of itself, its Affiliates, successors and assigns, if any, hereby specifically renounces, waives and forfeits all rights to seek, bring or maintain any action in any court of law or equity against Treasury arising in connection with this Agreement or the transactions contemplated hereunder, except in its commercial capacity as a party to this Agreement and participant in the transactions contemplated hereunder.

(k) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be given when delivered personally, sent via a nationally recognized overnight courier or sent via facsimile or e-mail (with hard copy sent to the recipient by reputable overnight courier service, with proper postage prepaid) to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

If to the Company, to:

Ally Financial Inc.

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48625

Facsimile: (313) 656-6124

Attention: William B. Solomon

Email:       William.B.Solomon@ally.com

With copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile:  (212) 701-5224

Attention:   Richard J. Sandler

E-mail:       richard.sandler@davispolk.com

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile:  (212) 558-3588

Attention:  Jay Clayton

                  C. Andrew Gerlach

E-mail:      claytonwj@sullcrom.com

                  gerlacha@sullcrom.com

If to FIM, to:

c/o Cerberus Capital Management, L.P

299 Park Avenue

New York, NY 10171

Attention: Lenard Tessler, Seth Plattus, Mark Neporent

Facsimile: (212) 750-5212

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York NY 10022

Attention: Alan Waldenberg, David Rosewater

Facsimile: (212) 593-5955

If to Treasury to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Facsimile: (202) 927-9225

Attention: Chief Counsel Office of Financial Stability

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 757-3990

Attention:     Paul D. Ginsberg

                     Neil Goldman

E-mail:         pginsberg@paulweiss.com

                      ngoldman@paulweiss.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

(l) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(m) Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

(n) Governing Law; Jurisdiction; Venue; Service of Process. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdictions and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon the parties at the addresses and in the manner set forth for notices in Article III(k).

(o) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(q) Initial Public Offering. In connection with an initial Public Offering, (i) this Agreement will automatically terminate and be of no further force or effect on the consummation of such initial Public Offering and (ii) the parties will endeavor in good faith to enter into appropriate arrangements with respect to the future governance of the Company. The parties agree that such arrangements will include an agreement by the Company to nominate a representative of FIM to the Board so long as the Cerberus Parties collectively hold at least 5% of the then outstanding Common Stock of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

UNITED STATES DEPARTMENT OF THE TREASURY

	By:	/s/ Timothy G. Massad
	Name:	Timothy G. Massad
	Title:	Assistant Secretary for Financial Stability

FIM HOLDINGS LLC

By: Cerberus FIM Investors, LLC, its Managing Member

By: Cerberus FIM, LLC, its Managing Member

By:	/s/ Mark A. Neporent
Name: Mark A. Neporent
Title: Authorized Signatory

ALLY FINANCIAL INC.

By:	/s/ Jeffrey J. Brown
Name: Jeffrey J. Brown
Title: Senior Executive Vice President

[Signature Page to Stockholders Agreement]